Exhibit 10.4

LICENSE, DEVELOPMENT

AND COMMERCIALIZATION AGREEMENT

BETWEEN

AMPIO PHARMACEUTICALS, INC.

AND

DAEWOONG PHARMACEUTICALS CO., LTD

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

1	DEFINITIONS	1

2	LICENSES	7

3	DISCLOSURE OF KNOW-HOW	9

4	MILESTONE PAYMENTS	10

5	MANAGEMENT; JOINT STEERING COMMITTEE	11

6	DEVELOPMENT	12

7	REGULATORY MATTERS	14

8	COMMERCIALIZATION	18

9	MANUFACTURE AND SUPPLY; PAYMENT FOR PRODUCTS	18

10	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER	21

11	INTELLECTUAL PROPERTY	24

12	CONFIDENTIALITY/PUBLICATIONS	30

13	TERM AND TERMINATION	32

14	EFFECTS OF TERMINATION OR EXPIRATION	33

15	ANNOUNCEMENT	34

16	GOVERNING LAW	34

17	DISPUTE RESOLUTION	35

18	NOTICES	36

19	FORCE MAJEURE	36

20	INDEMNIFICATION AND INSURANCE	37

21	NON-ASSIGNABILITY	39

22	LANGUAGE	40

23	ENTIRE AGREEMENT	40

24	SEPARABILITY	40

25	INDEPENDENT CONTRACTORS; NO PARTNERSHIP	40

26	AMENDMENT AND WAIVER	41

27	COUNTERPARTS	41

License, Development and Commercialization Agreement between Ampio and Daewoong

Page i

THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is made and entered into on August 23, 2011 (the “Effective Date”) by and between Ampio Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 5445 DTC Parkway, Suite 925, Greenwood Village, Colorado 80111 (“Ampio”), and Daewoong Pharmaceuticals Co., Ltd, having its principal place of business at 163-3 Samsungdong, Kangnam-gu, Seoul, Republic of Korea (“Daewoong”). Each of Ampio and Daewoong is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, Ampio has developed certain intellectual property relating to the use of Tramadol for the treatment of premature ejaculation;

WHEREAS, Daewoong has substantial expertise in the research, development, distribution, sales and marketing of pharmaceutical products in the Republic of Korea; and

WHEREAS, Ampio desires to grant to Daewoong, and Daewoong desires to obtain from Ampio, the right to develop, market and sell products containing Tramadol for certain indications in the Republic of Korea, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereto agree as follows:

1 Definitions

1.1 “Affiliate” means any corporation, firm, partnership, limited liability company or other entity that controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, any entity will be regarded as in “control” of another entity if (a) it directly or indirectly owns more than fifty percent (50%) of the voting stock of the other entity or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns or has a right to own more than fifty percent (50%) of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity, whether through contract or otherwise.

1.2 “Ampio” means Ampio Pharmaceuticals, Inc.

1.3 “Ampio Know-How” means all Information that is Controlled by Ampio or its Affiliates as of the Effective Date or during the Term and is necessary or useful for the Development, Manufacture or Commercialization of the Product in the Field in accordance with the terms of this Agreement. For clarity, Ampio Know-How excludes Information claimed in any Ampio Patent. For avoidance of doubt, Ampio Know-How shall exclude the Information of any Third Party that becomes an Acquiror of Ampio, except for any Information included within the definition of “Ampio Know-How” that is developed by such Acquiror after the closing of such acquisition in the course of conducting activities on behalf of Ampio under this Agreement.

License, Development and Commercialization Agreement between Ampio and Daewoong

1.4 “Ampio Licensee” means licensees of Tramadol and/or Products outside the Territory during the Term of this Agreement, under any Ampio Patents (both inside and outside the Territory), Ampio Know-How or Ampio Regulatory Documentation.

1.5 “Ampio Patents” means any Patent that (a) is Controlled by Ampio or its Affiliates as of the Effective Date or at any time during the Term, and

(b) claims the composition of matter, use or Manufacture of a Product in the Field. A list of Ampio Patents in existence as of the Effective Date is attached hereto as Exhibit 1.5, and Ampio shall update such list from time to time to include additional Ampio Patents, including patents issuing from any listed application or claiming priority thereto or otherwise continuing therefrom. For the avoidance of doubt, Ampio Patents shall include Product Patents (as defined in Section 11.1), and shall exclude the Daewoong Patents and the Patents of any Third Party that becomes an Acquiror of Ampio, except for (i) any Patents claiming inventions that are included within the definition of an “Ampio Patent” that are developed by such Acquiror in the course of conducting activities on behalf of Ampio under this Agreement, or (ii) any Patents Controlled by such Acquiror at the closing of the acquisition of Ampio that claim the composition, use or manufacture of the Product as in existence as of the Effective Date.

1.6 “Ampio Technology” means the Ampio Patents and Ampio Know-How.

1.7 “CMC” means chemistry, manufacturing and controls as specified by the FDA.

1.8 “Combination Product” means a Product that includes Tramadol and a PDE5 inhibitor.

1.9 “Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment in an active and ongoing program as applied by a Party to the development and commercialization of its own pharmaceutical products at a similar stage of development and with similar market potential. Commercially Reasonable Efforts requires that a Party, at a minimum, assigns responsibility for such obligations to qualified employees, sets annual goals and objectives for carrying out such obligations, and allocates resources designed to meet such goals and objectives.

1.10 “Commercialization” with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Products, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any postmarketing clinical studies for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements); and (c) all customer support, Product distribution, invoicing and sales activities.

License, Development and Commercialization Agreement between Ampio and Daewoong

1.11 “Confidential Information” means, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, electronic or other form. All Information disclosed by either Party pursuant to the Mutual Confidentiality Agreement between the Parties dated December 8, 2010 (the “Mutual CDA”), shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.12 “Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.13 “Develop” or “Development” means all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, and regulatory activities (e.g., regulatory applications) with respect to the Product, together with the manufacturing of the Product for the purpose of conducting the foregoing activities.

1.14 “Development Costs” means the internal costs and out-of-pocket costs incurred as an expense by or on behalf of a Party or its Affiliates in carrying out the Development of the Product in accordance with the approved Development Plan, including, without limitation, (i) the costs of clinical trials (including costs of procuring the Product(s), placebos and comparator drugs used in such clinical trials), (ii) filing fees and other costs associated with any Regulatory Filings; (iii) costs related to manufacturing development; and (iv) all other costs that are directly attributable and reasonably allocable to the Development activities for the Products. For purposes of this definition: (a) out-of-pocket costs mean the actual expense incurred with respect to a Third Party for specific Development activities relating to the Products; and (b) internal costs means the applicable FTE rate multiplied by the number of FTE hours expended in carrying out the Development activities in accordance with the Development Plan. For clarity, the costs associated with attending or participating in meetings of the JSC are expressly excluded from this definition.

1.15 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.16 “Daewoong” means Daewoong Pharmaceuticals Co., Ltd.

1.17 “Daewoong Know-How” means all Information that (a) is Controlled by Daewoong or its Affiliates as of the Effective Date and applied or used in connection with the Development, Manufacture or Commercialization by Daewoong of the Product, or (b) arises from Daewoong’s activities under this Agreement, but excluding any and all Product Inventions (as defined in Section 11.1). For clarity, Daewoong Know-How excludes Information claimed in any Daewoong Patent. For the avoidance of doubt, Daewoong Know-How shall exclude the Information of any Third Party that becomes an Acquiror of Daewoong, except for any Information included within the definition of “Daewoong Know-How” that is developed by such Acquiror after the closing of such acquisition in the course of conducting activities on behalf of Daewoong under this Agreement.

License, Development and Commercialization Agreement between Ampio and Daewoong

1.18 “Daewoong Patent” means any Patent that (a) is Controlled by Daewoong or its Affiliates as of the Effective Date and applied or used in connection with the Development, Manufacture or Commercialization by Daewoong of the Product hereunder, or (b) claims any inventions made by Daewoong, other than the Product Inventions (as defined in Section 11.1), in the course of conducting its activities under this Agreement. A list of the Daewoong Patents in existence as of the Effective Date, if any, is as attached hereto as Exhibit 1.18, and Daewoong shall update such list from time to time to include additional Daewoong Patents, including patents issuing from any listed application or claiming priority thereto or otherwise continuing therefrom. For the avoidance of doubt, Daewoong Patents shall exclude the Patents of any Third Party that becomes an Acquiror of Daewoong, except for (i) any Patents claiming inventions that are included within the definition of a “Daewoong Patent” that are developed by such Acquiror in the course of conducting activities on behalf of Daewoong under this Agreement, or (ii) any Patents Controlled by such Acquiror at the closing of the acquisition of Daewoong that claim the composition, use or manufacture of the Product as in existence as of the Effective Date.

1.19 “Daewoong Technology” means the Daewoong Patents and Daewoong Know-How.

1.20 “FDA” means the United States Food and Drug Administration and any successors thereof.

1.21 “Field” means the treatment of premature ejaculation and/or erectile dysfunction.

1.22 “Finish” means to label and package vials or other containers of a Product suitable for distribution to final users.

1.23 “First Commercial Sale” means the first sale to a Third Party of a Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

1.24 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.25 “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

License, Development and Commercialization Agreement between Ampio and Daewoong

1.26 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including any regulatory agency policy or informal regulatory agency guidance.

1.27 “Manufacture” with a correlative meaning for “Manufacturing,” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing Product in finished form for Development, manufacturing finished Product for Commercialization, packaging, in-process and finished Product testing, release of Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Product, ongoing stability tests and regulatory activities related to any of the foregoing.

1.28 “Net Sales” means the gross sales price for the Product invoiced by Daewoong or any of its Affiliates or Sublicensees to Third Party customers for sales or other transfers or dispositions for consideration of a Product, less (i) documented discounts (including customary trade, quantity, cash and patient discount programs discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers; (ii) credits for returns, such as unrecoverable damaged goods or rejections and including Product returned in connection with recalls or withdrawals; (iii) transportation charges including insurance; and (iv) any value added taxes or governmental charges, including custom duties, levied on the sale of the Product. Net Sales shall not include any payments among Daewoong, its Affiliates and Sublicensees.

1.29 “Patent” means (a) pending patent applications (and patents issuing therefrom), issued patents, utility models and designs; and (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations- in-part, or divisions of or to any patents, patent applications, utility models or designs, in each case being enforceable within the applicable territory.

1.30 “Product” means any formulation that includes Tramadol that is suitable for use in the Field. Product includes, without limitation, Combination Products.

1.31 “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to Product and necessary to market and sell such Product in such country or jurisdiction.

License, Development and Commercialization Agreement between Ampio and Daewoong

1.32 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.33 “Regulatory Documentation” means all Regulatory Filings, registrations, filings, applications, licenses, authorizations and approvals (including Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authorities), and all clinical studies, data and supporting documents contained therein, in each case relating to Tramadol or the Products, and all data contained in any of the foregoing (including advertising and promotional and marketing documents, adverse event files, PSURs, medical event reports, compliant files and the like).

1.34 “Regulatory Filings” means, with respect to the Products, any submission to a Regulatory Authority of any appropriate regulatory application specific to Products, and shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto.

1.35 “Retained Territory” means all countries and territories in the world other than the Territory.

1.36 “Territory” means the Republic of Korea.

1.37 “Third Party” means any party other than a Party to this Agreement and such Party’s Affiliates.

1.38 “Tramadol” means 2-[(dimethylamino)methyl]- 1-(3-methoxyphenyl)-cyclohexanol and all pharmaceutically-acceptable forms (e.g., solvates, polymorphs and salts) thereof.

1.39 “Tramadol Only Product” means a Product that includes Tramadol only.

1.40 “Transfer Price” means US$0.97 per tablet, subject to annual adjustment as set forth in the Supply Agreement.

1.41 “Valid Claim” means any claim contained in any Ampio Patent in the Territory which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency or competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

1.42 “Zertane” means Ampio’s trademark and/or trade dress for Tramadol.

License, Development and Commercialization Agreement between Ampio and Daewoong

2 Licenses

2.1 License to Daewoong.

(a) Subject to the terms and conditions of this Agreement, Ampio hereby grants Daewoong an exclusive (even as to Ampio except as provided in this Section 2.1 below), royalty-bearing license, with the right to sublicense directly or through multiple tiers as provided in Section 2.3, under the Ampio Technology, to research, Develop, Finish, use, have used, sell, have sold, offer for sale, have offered for sale, distribute, have distributed, import, have imported, and otherwise Commercialize the Products in the Field in the Territory. For clarity, the foregoing licenses exclude the right to Manufacture or have Manufactured the Product, except for the right to Finish the Product.

(b) Notwithstanding the rights granted to Daewoong in Section 2.1 and without limiting the generality of Section 2.4, Ampio retains the following: (i) the right to conduct or have conducted clinical trials and other studies in the Territory for the generation of data in support of any regulatory submissions to any Regulatory Authority in the Retained Territory; and (ii) the right to Manufacture or have Manufactured Product anywhere in the Territory, in each case together with the right to import and export the Product in such territories for such purposes.

2.2 License to Ampio. Subject to the terms and conditions of this Agreement, Daewoong hereby grants to Ampio (a) a non-exclusive, royalty-free license (with the right to sublicense as provided below) in the Field under the Daewoong Technology to Develop, use, make, and have made the Products in the Territory pursuant to the terms of this Agreement and the Supply Agreement, and (b) a non-exclusive, royalty-free, perpetual, irrevocable license, with the right to grant sublicenses through multiple tiers, under the Daewoong Technology to research, develop, use, have used, sell, have sold, offer for sale, have offered for sale, distribute, have distributed, import, have imported, export, have exported and otherwise commercialize the Products in the Retained Territory.

2.3 Sublicenses.

(a) Daewoong may grant sublicenses to one or more Third Parties (any such Third Parties, together with all their direct and indirect Sublicensees, collectively, ”Sublicensees”) of the licenses granted to Daewoong hereunder, subject to Ampio’s prior written consent with respect to the identity of the potential Sublicensee, such consent shall not be unreasonably withheld. Daewoong shall remain responsible for the performance of its obligations set forth herein by each of its Sublicensees.

License, Development and Commercialization Agreement between Ampio and Daewoong

(b) Daewoong shall, within thirty (30) days after granting any sublicense under Section 2.1(a) above, notify Ampio of the grant of such sublicense and provide Ampio with a true and complete copy of such sublicense agreement. Each sublicense agreement shall not conflict with the terms and conditions under this Agreement. Daewoong shall, in each agreement under which it grants a sublicense under the license set forth in Section 2.1 (each, a “Sublicense Agreement”), include the following terms and conditions: (i) the Sublicensee is required to carry out such tasks to ensure that Daewoong will comply with its obligations to Ampio hereunder; (ii) the Sublicensee is required to provide the following to Daewoong if such Sublicense Agreement terminates during the term of this Agreement: (A) the assignment and transfer of ownership and possession of all Regulatory Filings and Regulatory Approvals held or possessed by such Sublicensee, and (B) the assignment of all intellectual property Controlled by such Sublicensee that covers or embodies a Product or its respective use, manufacture, sale, or importation and was created by or on behalf of such Sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement; and (iii) if this Agreement terminates pursuant to Section 13.2 prior to the expiration of the Term, then Ampio may, at its sole discretion: (X) assume Daewoong’s rights and obligations under such Sublicense Agreement; or (Y) terminate such Sublicense Agreement. Each Sublicense Agreement shall include the Sublicensee’s obligations set forth herein.

2.4 Negative Covenant; No Implied License. Each Party covenants that it will not use or practice any of the other Party’s intellectual property rights licensed to it under this Article 2 except for the purposes expressly permitted in the applicable license grant. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.

2.5 Diversion.

(a) Daewoong hereby covenants and agrees that it will not, and will ensure that its Affiliates, Sublicensees and subcontractors will not, either directly or indirectly, promote, market, distribute, import, sell or have sold Products, including via the Internet or mail order, to any Third Party, address or Internet Protocol (“IP”) address in the Retained Territory. As to such countries in the Retained Territory: (i) Daewoong shall refrain from establishing or maintaining any branch, warehouse or distribution facility for the Product in such countries; (ii) Daewoong shall not engage in any advertising or promotional activities relating to the Products directed primarily to customers or other buyers or users of the Products located in such countries; and (iii) Daewoong shall not solicit orders from any prospective purchaser located in such countries. If Daewoong receives any order from a prospective purchaser located in a country in the Retained Territory, Daewoong shall immediately refer that order to Ampio. Daewoong shall not accept any such orders. Daewoong may not deliver or tender (or cause to be delivered or tendered) any Products outside of the Territory.

License, Development and Commercialization Agreement between Ampio and Daewoong

(b) If any of Daewoong’s Products is diverted for use in the Retained Territory, the following shall apply: (i) if such Product were diverted by an identifiable customer, distributor, employee, consultant or agent of Daewoong then, upon the request of Ampio, Daewoong shall not sell such category of Product to, or allow the sale of such category of Product by, any such customer, distributor, employee, consultant or agent for the remaining Term and shall use commercially reasonable efforts to buy back all such Product from such customer, distributor, employee, consultant or agent within seven (7) business days of receiving such request from Ampio; or (ii) Daewoong shall use commercially reasonable efforts to investigate the location of such diverted Product and buy it back; but, if and to the extent that, Daewoong elects not to, or is unable to, buy back the applicable diverted Product, then Ampio may, in its sole discretion, buy back the applicable diverted Product and Daewoong shall reimburse Ampio for all reasonable costs incurred by Ampio in connection with the buy-back of any such diverted Product.

2.6 Exclusivity. During the Term: (a) neither Daewoong nor its Affiliates will, either by itself or through the grant of licenses or sublicenses, without Ampio’s written consent, commercialize any formulation that includes Tramadol in the Field in the Territory or in the Retained Territory except under this Agreement; and (b) Daewoong will not, and will ensure that its Affiliates will not, either by itself or through the grant of licenses or sublicenses: commercialize another product for the treatment of premature ejaculation and/or erectile dysfunction in the Territory.

2.7 Registration of License. Daewoong shall have the right to record or register the licenses granted hereunder, and allow its Sublicensees to record or register the sublicenses granted under the Sublicense Agreement, at any patent office or other relevant authority in the Territory. Ampio shall execute all documents and give all declarations regarding the licenses or sublicenses and reasonably cooperate with Daewoong or its Sublicensees at the costs of Daewoong or its Sublicensees to the extent such documents, declarations and/or cooperation are required for such record or registration of the licenses or sublicenses for the benefit of Daewoong or its Sublicensees.

3 Disclosure of Know-How

3.1 Disclosure of Ampio Know-How and Ampio Regulatory Documentation. Within sixty (60) days after the Effective Date of this Agreement, Ampio shall disclose or make available to Daewoong copies of all of the Ampio Know-How and Ampio Regulatory Documentation, including such Ampio Know-How and Ampio Regulatory Documentation identified on Exhibit 3.1. Thereafter during the term of this Agreement, Ampio shall disclose and make available to Daewoong all future Ampio Know-How and Ampio Regulatory Documentation on a regular basis, provided that all material new Ampio Know-How and Ampio Regulatory Documentation shall be provided without delay.

3.2 Disclosure of Daewoong Know-How and Daewoong Regulatory Documentation. Daewoong shall disclose or make available to Ampio, during the term of this Agreement, any and all Daewoong Know-How and Daewoong Regulatory Documentation on a regular basis, provided that all material Daewoong Know-How and Daewoong Regulatory Documentation shall be provided without delay.

License, Development and Commercialization Agreement between Ampio and Daewoong

4 Milestone Payments

4.1 Milestone Payments. In consideration of the rights and licenses granted to Daewoong by Ampio hereunder, Daewoong shall pay to Ampio the following milestone amounts:

Event		Payment (U.S. Dollars)
1.	Upon signing of this Agreement by both Parties	$500,000
2.	Within five (5) business days following the approval of Tramadol for sale in the Territory	$500,000
3.	Within five (5) business days following the approval of the Combination Product for sale in the Territory	$700,000
4.	Within twenty (20) business days following the end of the first calendar quarter where cumulative Net Sales in the Territory exceed US$10 million	$1 million
5.	Within twenty (20) business days following the end of the first calendar quarter whether cumulative Net Sales in the Territory exceed US$20 million	$1 million
TOTAL PAYMENTS		$3,700,000

For clarity, milestone events 4 and 5 may occur during the same calendar year, in which event each of the accompanying milestone payments shall become due. In addition, the milestones will apply to sales of Products by Daewoong, its Affiliates and Sublicensees.

4.2 Non-Refundable. Any payments made by Daewoong in accordance with Section 4.1 shall, once they are paid, not be refundable nor creditable for any reason whatsoever, unless otherwise expressly provided herein.

4.3 Single Payments. The payments specified in Section 4.1 shall be made only one time upon the first occurrence of the event described in Section 4.1, regardless of how many times such event may be achieved with regard to the Products covered by this Agreement.

License, Development and Commercialization Agreement between Ampio and Daewoong

5 Management; Joint Steering Committee

5.1 Alliance Managers. Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications including a general understanding of pharmaceutical Development and Commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress of the other Party’s Development and Commercialization of the Products. The Alliance Managers will also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.

5.2 Joint Steering Committee.

(a) Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to plan, administer, evaluate and carry out all aspects of the Development, manufacture, regulatory and Commercialization activities by Daewoong hereunder with respect to the Products.

(b) The JSC will consist of representatives of Ampio and Daewoong. The representatives may be from various functional groups (e.g., clinical development, regulatory, medical affairs, pharmacovigilance, commercial and manufacturing). Daewoong will appoint a chair of the JSC.

(c) The Parties shall schedule the half-yearly JSC meetings and agree to such schedule at least quarterly in advance. Either Party may call additional ad hoc meetings of the JSC as the needs arise with reasonable advance notice to the other Party, and such ad hoc meetings shall be conducted at times that are mutually agreed upon by the Parties. All meetings and other communications of the JSC shall be conducted in English. No later than five (5) business days prior to any regularly scheduled meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting and, as soon as practicable, all materials, documents and information for the meeting for distribution to both Parties; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference. The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to the Daewoong members and the Ampio members of the JSC for review and approval within ten (10) business days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) business days of receipt. Further, upon Daewoong’s request, Ampio will use commercially reasonable efforts to coordinate any meeting among Ampio, Daewoong and any other Ampio Licensees for the exchange of information helpful for the Development of the Products. In addition to the regularly scheduled meetings, Daewoong shall call additional ad hoc meetings of the JSC prior to making any major decisions in the Development of the Products in the Territory. The Parties shall also maintain regular, frequent and informal communications for Ampio to obtain updates from Daewoong and for the Parties to discuss the progress of the Development of the Products in the Territory.

License, Development and Commercialization Agreement between Ampio and Daewoong

(d) The JSC shall strive to seek consensus in its actions and decision making process. In the event of a disagreement between the Ampio members and Daewoong members of the JSC, either Party may refer the matter to one senior executive of each Party (i.e., the Chief Executive Officer or Managing Director of such Party or an executive of such Party who reports directly to the Chief Executive Officer or Managing Director) for resolution. If such senior executives cannot resolve the matter within ten (10) business days, then such senior executive of Daewoong shall have the final decision making authority on such matter, provided that any final determination made by such senior executive of Daewoong shall be consistent with the terms of this Agreement, further provided that Daewoong shall not make any decision with respect to the following critical issues without the consent of Ampio, such consent not to be unreasonably withheld or delayed: (A) discontinue the Development of any Product; (B) initiate or discontinue any clinical trial; (C) unreasonably delay the process of or cease to seek Regulatory Approval for any Product; (D) unreasonably delay or cancel the commercial launch of any Product; and (E) remove any Product from the market, other than for safety reasons. For clarity, Ampio shall take the lead with respect to all determinations relating to any clinical trials relating to any Product.

5.3 Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 5 shall be borne solely by such Party, except that the costs of necessary translations and translators shall be divided equally between the Parties.

6 Development

6.1 Development Plan.

(a) Within sixty (60) days after the Effective Date (or such longer period of time as recommended by the JSC), the Parties will agree upon a development plan for the Development of the Products in the Territory (the “Development Plan”). The Development Plan includes all clinical studies to be performed for the Products, including those that are required for Regulatory Approval for the Products in the Territory. The Development Plan shall also each specify the plans, timeline and budget for preparing the necessary Regulatory Filings and for obtaining Regulatory Approvals for the Products in the Territory, which will provide for filing for Regulatory Approvals of the Products in the Territory as soon as practicable following the Effective Date. Daewoong shall conduct the Development activities in accordance with the then-current Development Plan (including the timelines set forth therein) and under the direction of the JSC.

License, Development and Commercialization Agreement between Ampio and Daewoong

(b) From time to time during the Term, Daewoong shall update and amend, as appropriate, the then-current Development Plan and submit such updated or amended Development Plan for the JSC’s approval, such approval not to be unreasonably withheld or delayed. Once approved by the JSC, each updated or amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval.

6.2 Daewoong Development Activities.

(a) Daewoong shall Develop the Products and seek Regulatory Approval by timely and diligently conducting all Development activities under the Development Plan (the “Daewoong Development Activities”).

(b) The status, progress and results of the Development activities in the Territory shall be discussed at meetings of the JSC, and Daewoong shall provide the JSC with a written report on the status and progress of such Development activities on a half-yearly basis at least five

(5) business days prior to each scheduled JSC meeting. In addition, Daewoong shall make available to Ampio such information about such Development activities as may be reasonably requested by Ampio from time to time.

6.3 Compliance.

(a) Daewoong agrees that in performing its obligations under this Agreement: (i) it shall comply with all applicable Laws; and (ii) it will not employ or engage any person who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Daewoong shall have the right to engage subcontractors for the performance of its obligations under the Development Plan. Daewoong remains responsible for the performance of such subcontractor(s) and the engagement of such subcontractors shall not relieve Daewoong from its obligations to comply with the terms and conditions of this Agreement.

License, Development and Commercialization Agreement between Ampio and Daewoong

(b) Daewoong shall maintain complete, current and accurate records of all work conducted by it under the Development Plan, and all data and other Information resulting from such work. Daewoong shall cause the Sublicensees to maintain complete, current and accurate records of all work conducted by such Sublicensees under the Development Plan, and all data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes. Ampio shall have the right to review all records maintained by Daewoong or such Sublicensees at reasonable times, upon Ampio’s written request.

(c) Daewoong shall document all preclinical studies and clinical trials conducted by or for it in written study reports and shall provide Ampio with a summary of each such report in English promptly after its completion.

6.4 Development Costs. As between the Parties, Daewoong shall bear all Development Costs for the Development: (a) conducted by or for Daewoong and incurred by Daewoong; or (b) conducted by Ampio for Daewoong at the written request of or with the written consent of Daewoong and incurred by Ampio, in each case after the Effective Date in connection with the research, manufacture and Development (including development of manufacturing processes for the Products and other matters relating to the chemistry, manufacture and controls of the Products) of the Products in accordance with the Development Plan or the other provisions of this Agreement, as well as any other research, manufacture and development of the Products by Daewoong.

7 Regulatory Matters

7.1 Daewoong Regulatory Responsibilities.

(a) Subject to the termination of this Agreement, Daewoong shall own all Regulatory Filings and Regulatory Approvals for the Products in the Territory, and shall be solely responsible for preparing any and all Regulatory Filings for the Products in the Territory at its sole expense in accordance with the Daewoong Development Plan, with the direction of the JSC and subject to the terms of this Article 7. Ampio shall assist Daewoong or its Sublicensees as they may reasonably request in connection with the preparation and filing of such Regulatory Filings, at Daewoong’s or its Sublicensees’ reasonable request and expense.

(b) Daewoong shall keep Ampio informed of regulatory developments specific to Products throughout the Territory, and Ampio shall have the right to contribute to the regulatory plans and strategies for the Products in the Territory.

License, Development and Commercialization Agreement between Ampio and Daewoong

(c) Daewoong shall, and shall ensure that its Sublicensees will, lead discussions with any Regulatory Authority related to any Development of any Products. Daewoong will, and will cause its Sublicensees to, inform Ampio of any such discussions in advance to the extent practicable, and Daewoong will, and will ensure that its Sublicensees will, reasonably consider any input from Ampio in preparation for such discussions.

(d) Daewoong shall, and shall ensure that its Sublicensees will, be responsible to ensure, at its sole expense, that the Development, manufacture and Commercialization of the Products in the Territory are in compliance with all applicable Laws, including without limitation all rules and regulations promulgated by any of the Regulatory Authorities in the Territory. Specifically and without limiting the foregoing, Daewoong shall, and shall ensure that its Sublicensees will, file all compliance filings, certificates and safety reporting (subject to Section 7.2(a)) in the Territory at its sole expense.

(e) to the extent permitted by the applicable Regulatory Authority and as requested by Ampio, Daewoong shall, and shall ensure that its Sublicensees will, allow representatives of Ampio to participate in any scheduled conference calls and meetings between Daewoong or its Sublicensees and the Regulatory Authority at Ampio’s expense. If Ampio elects not to participate in such calls or meetings, Daewoong shall, and shall ensure that its Sublicensees will, provide Ampio with written summaries of such calls and meetings in English as soon as practicable after the conclusion thereof.

(f) with respect to all Regulatory Filings, Daewoong shall, and shall ensure that its Affiliates and Sublicensees will: (i) submit only data and information that are free from fraud or material falsity; (ii) not use bribery or the payment of illegal gratuities in connection with its Regulatory Filings for the Products; and (iii) submit only data and information that are accurate and reliable in all material respects for purposes of supporting Regulatory Approval.

7.2 Adverse Events.

(a) Within one (1) year prior to the planned first Regulatory Approval of the Products in the Territory, the Parties shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall govern the global pharmacovigilance procedures to be agreed upon by Daewoong, Ampio, Ampio Licensees and the commercial partners of each Party.

License, Development and Commercialization Agreement between Ampio and Daewoong

(b) Prior to the execution of such Pharmacovigilance Agreement, the Parties agree to coordinate the pharmacovigilance procedures in connection with the Development of the Products, and Daewoong shall submit to Ampio all safety information and reporting in a manner that meets the reporting requirements in the Retained Territory. Each Party shall notify the other Party within twenty-four (24) hours of such Party’s learning of any Serious Adverse Events (as defined below) that is attributed to or potentially attributable to the use of the Products. Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events (as defined below), as well as those Serious Adverse Events that are not attributable to the use of the Products. As used herein, unless defined differently by the FDA, “Adverse Events” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, whether or not determined to be attributable to any Product, and “Serious Adverse Events” means an Adverse Event which results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization.

(c) After the execution of the Pharmacovigilance Agreement, the Parties shall comply with such Pharmacovigilance Agreement with respect to all aspects of pharmacovigilance activities with respect to the Products, and Section 7.2(b) above shall be of no further effect.

7.3 No Harmful Actions. If either Party believes that the other Party, as the case may be, is taking or intends to take any action with respect to the Product that could reasonably be expected to have a material adverse impact upon the regulatory status of the Product in the Retained Territory or the Territory, such Party shall have the right to bring the matter to the attention of the JSC. Without limiting the foregoing, unless the Parties otherwise agree: (a) Daewoong shall not communicate with any Regulatory Authority having jurisdiction in the Retained Territory, unless so ordered by such Regulatory Authority, in which case Daewoong shall provide immediately to Ampio notice of such order; and (b) Daewoong shall not submit any Regulatory Filings or seek Regulatory Approvals for the Products in the Retained Territory.

7.4 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any party, including, without limitation, a Regulatory Authority, which may affect the safety or efficacy claims of a Product or the continued marketing of a Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

License, Development and Commercialization Agreement between Ampio and Daewoong

7.5 Data Exchange and Use. This Section 7.5 shall not apply to any pharmacovigilance data (which is addressed in Section 7.2). Daewoong shall, and shall ensure that its Sublicensees will, provide Ampio with copies of all final submissions and correspondence to and from all Regulatory Authorities relating to the Products in the Field within seven (7) days of submission or receipt, as applicable, and shall, and shall ensure that its Sublicensees will, provide Ampio a summary of each significant submission (such as application for approval for clinical trials, Regulatory Approval and fast track or orphan drug designation, the protocol for clinical trials and any modifications thereof) in English as soon as practicable but in any event within ten (10) business days after such submission. Each Party shall permit the other Party to access, and shall provide the other Party with rights to reference and use in association with the Products in the Field, all of its, its Affiliates’, and its or their licensees’ and Sublicensees’ regulatory, preclinical and clinical data documentation, Regulatory Filings, and Regulatory Approvals with respect to the Products in the Field.

7.6 Remedial Actions. Each Party will, and will ensure that its Affiliates and Sublicensees will, notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Product may be subject to any recall, corrective action or other regulatory action with respect to a Product taken by virtue of applicable Law in the Territory (a “Remedial Action”). The Parties (or Daewoong’s Sublicensees and Ampio), as the case may be, will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Daewoong shall, and shall ensure that its Affiliates and Sublicensees will, maintain or have maintained adequate records to permit the Parties to trace the manufacture of the Product and the distribution and, to the extent feasible, the use of the Product. In the event Daewoong or its any Sublicensee determines that any Remedial Action with respect to a Product in the Field in the Territory should be commenced or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, Daewoong will, and will ensure that its Sublicensees will, as the case may be, control and coordinate all efforts necessary to conduct such Remedial Action. In the event Ampio determines that any Remedial Action with respect to a Product outside the Field in the Territory should be commenced or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, Ampio will control and coordinate all efforts necessary to conduct such Remedial Action. For clarity, as between the Parties, Ampio shall have sole discretion with respect to any matters relating to any Remedial Action in the Retained Territory. The cost and expense of a Remedial Action arising from the development, manufacture or commercialization of the Product in the Field in the Territory shall be borne solely by Daewoong or its Sublicensees.

7.7 Rights of Reference to Regulatory Documentation. Each Party hereby grants to the other Party a right of reference to all Regulatory Documentation filed by such Party for the Products subject to the scope of the licenses granted hereunder, including, for the avoidance of doubt, all such Regulatory Documentation filed by Ampio for Regulatory Approval of the Products in the Retained Territory and all supplemental filings related thereto, and all “Certificate(s) of Pharmaceutical Product” and/or “Certificate(s) of Free Sales” resulting from Regulatory Approval of such Products, solely for the purpose of seeking, obtaining and maintaining Regulatory Approvals for, and the Commercialization of, the Product in the Territory and the Field, consistent with the roles of the Parties set forth in this Agreement. In addition, Daewoong hereby grants to Ampio a right of reference to all Regulatory Documentation filed by Daewoong in the Territory for the purpose of Ampio, its Affiliates or any Ampio Licensees developing and obtaining and/or maintaining Regulatory Approvals anywhere in the world for the Products in the Field in the Retained Territory.

License, Development and Commercialization Agreement between Ampio and Daewoong

8 Commercialization

8.1 Overview of Commercialization in the Territory. Daewoong, its Affiliates and its Sublicensees will have responsibility for all decisions related to and implementation of Commercialization activities, including but not limited to price, reimbursement and distribution, for the Products in the Territory, at its sole expense. Daewoong will prepare and submit to the JSC a commercialization plan no later than six (6) months prior to the anticipated date of Regulatory Approval for the first Product in the Territory (the “Commercialization Plan”). Such Commercialization Plan shall incorporate the commercialization diligence requirements set forth below. Daewoong will update such Commercialization Plan on a yearly basis and will provide quarterly reports to Ampio describing Daewoong’s progress against such Commercialization Plan. Daewoong shall use Commercially Reasonable Efforts to maximize sales of the Products throughout the Territory in accordance with the Commercialization Plan. Furthermore, Ampio and Daewoong agree that the initial commercial price for a Tramadol Only Product shall be US$5.00 per tablet, and if the parties decide the Net Sales needs to be adjusted, the parties shall discuss in good faith with the JSC. For clarification, the commercial price means the cost of medicine that the patient pays the pharmacy for a Tramadol Only Product.

8.2 Trademark. Daewoong shall have the right to brand the Products using Daewoong related trademarks and any other trademarks and trade names it determines appropriate for the Products in consultation with Ampio (“Product Marks”). Daewoong shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary. Notwithstanding any provisions in this Agreement, Daewoong shall be the exclusive sole owner for the Product Marks even after the termination of this Agreement for whatever reasons.

9 Manufacture and Supply; Payment for Products

9.1 General Supply Terms. Ampio shall, itself or through one or more Third Party contract manufacturers, manufacture the Products in finished form in unlabeled containers in accordance with the terms of Section 9, including the performance of all manufacturing process development and scale-up for the Products (and associated regulatory activities), and shall supply to Daewoong, and Daewoong shall purchase from Ampio, all of Daewoong and its Affiliates’ and its/their Sublicensees’ requirements of the Products for Development and Commercial activities as and to the extent set forth in this Agreement and the Supply Agreement. Daewoong shall be responsible for labelling and packaging all Products supplied by Ampio to Daewoong under this Agreement and the Supply Agreement.

License, Development and Commercialization Agreement between Ampio and Daewoong

9.2 Supply Agreement. Within sixty (60) days after the Effective, the Parties shall enter into a supply agreement and quality agreement governing the supply of Products to Daewoong for clinical and commercial use, as well as the quality control and quality assurance procedures thereon (collectively the “Supply Agreement”) and any other operational agreements and procedures as deemed necessary by the Parties for such supply of the Products. The terms of such Supply Agreement shall be negotiated in good faith by the Parties.

9.3 Payment and Pricing. The Supply Agreement shall provide for payment by Daewoong for Product supplied by Ampio in the manner prescribed below.

(a) Tramadol-Only Product.

(i) Within thirty (30) days after supply by Ampio to Daewoong, its Affiliates or its Sublicensees of any Tramadol-Only Product, Daewoong shall pay to Ampio an amount equal to Transfer Price.

(ii) Within thirty (30) days after the end of each calendar quarter, Daewoong shall pay to Ampio an amount equal to the difference between (x) 25% of the Net Sales of such Tramadol-Only Product minus (y) the Transfer Price.

(b) Combination Product. The transfer price for the Combination Product will be determined at a later date via the Supply Agreement.

9.4 Reports; Records. During the term of this Agreement after First Commercial Sale of the first Product, Daewoong shall furnish or cause to be furnished to Ampio within thirty (30) days after the end of each calendar quarter (each a “Reporting Period”) a written report or reports (the “Sales Report”) covering the applicable Reporting Period and containing the following information:

(a) the Net Sales of Products in the Territory during the Reporting Period;

(b) the royalties, payable in U.S. Dollars, which shall have accrued hereunder in respect to such Net Sales;

(c) withholding taxes, if any, required by Law to be deducted in respect of such royalties; and

(d) the exchange rates used in determining the amount of U.S. Dollars.

9.5 Exchange Rates; Reports. With respect to sales of Product invoiced in U.S. Dollars, the Net Sales and royalty payable shall be expressed in such currency as it is. With respect to sales of Product invoiced in a currency other than U.S. Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the Republic of Korea together with the U.S. Dollars equivalent of the royalty payable, calculated using the average exchange rates posted in The Financial Times published on the first and last days of each month within each calendar quarter (each a “Reporting Period”). Sales Reports shall be due thirty (30) days following the close of each respective Reporting Period. Daewoong and its Affiliates and Sublicensees shall keep legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated.

License, Development and Commercialization Agreement between Ampio and Daewoong

9.6 Withholding Tax. Daewoong shall deduct any withholding taxes and other statutory duties from all payments set forth herein and pay them to the proper tax authorities if required by applicable Law. Daewoong shall maintain official receipts related to any withholding taxes and forward copies of such receipts to Ampio. The Parties will exercise their commercially reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation agreement between the Republic of Korea and the United States of America. If, according to Laws applied to the Parties, this reduction requires a certificate of tax exemption, and in order to achieve such reduction, each Party shall cooperate with the other Party with applicable legal procedure and shall provide the other Party with the claim for a certificate of tax exemption in respect of royalties paid on the official form containing a certification of residence of the competent tax authority and other appropriate documents.

9.7 Audit Rights. Ampio shall have the right to have an independent public accounting firm of its own selection, except one to whom Daewoong, its Affiliates or Sublicensees may have reasonable objection, and at Ampio’s own expense (except if the result of such audit results in an underpayment exceeding five percent (5%) of the payments that were paid to Ampio), examine the relevant books and records of account of Daewoong and any of its Affiliates and Sublicensees during reasonable business hours upon reasonable prior written notice to Daewoong and not more often than once each calendar year, for not more than two (2) previous years, to determine whether appropriate payment have been made to Ampio hereunder. Ampio may exercise such right until the end of one (1) year after the termination or expiration of this Agreement. Daewoong shall promptly pay to Ampio the full amount of any undisputed underpayment. If the amount of the underpayment is greater than five percent (5%) on an annualized basis, Daewoong shall pay interest on that amount that is in excess of five percent (5%) at the rate of LIBOR plus two percent (2%) per year, compounding annually from the date payment was due. Ampio shall promptly pay to Daewoong the full amount of any overpayment. Such public accounting firm shall treat as confidential, and shall not disclose to Ampio, any information other than information which could otherwise be given to Ampio pursuant to any provision of this Agreement, all of which shall be treated as Confidential Information of Daewoong hereunder.

License, Development and Commercialization Agreement between Ampio and Daewoong

9.8 Recalls and Voluntary Withdrawals. The Parties shall exchange their internal standard operating procedures (“SOPs”) for conducting product recalls reasonably in advance of the First Commercial Sale of Product in the Territory, and shall discuss and resolve any conflicts between such SOPs and issues relating thereto promptly after such exchange. If either Party becomes aware of information relating to any released Product that indicates that a unit or batch of Product may not conform to the specifications thereof, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of such released Product, it shall promptly so notify the other Party. To the extent Daewoong requires such information to comply with applicable Laws or to determine whether to conduct a recall, Ampio shall promptly disclose to Daewoong any CMC Information related to such nonconformance, adulteration, misbranding or other related issue. Daewoong shall have the right, at its expense (except as provided herein), to control any Product recall, field correction, or withdrawal of any released Product in the applicable jurisdiction in the Territory. Ampio shall have the right, at its expense, to control any Product recall, field correction, or withdrawal of any released Product in the Retained Territory. Ampio shall be responsible for all costs incurred for any recall, field correction, or withdrawal of any released Product for the Territory to the extent such event of recall, field correction, or withdrawal is due to the material breach by Ampio of this Agreement or the Supply Agreement. Daewoong shall be responsible for all other costs incurred for any recall, field correction, or withdrawal of any released Product for the Territory. The procedures and consequences of such recalls shall be defined in the Supply Agreement. The Party having the right to control such recall pursuant to this Section 9.8 may, at its sole discretion, take appropriate courses of action, which shall be consistent with the internal SOPs of such Party; provided, however, that such controlling Party shall promptly notify the other Party of any recall action being considered and where practicable, consider the views of the non-controlling Party prior to taking any recall action. Daewoong shall maintain complete and accurate records of any recall according to its then current SOPs in the Territory for such periods as may be required by applicable Laws, but in no event for less than three (3) years.

9.9 Payment. Any invoice will be issued by Ampio together with the delivery of the Products to Daewoong and shall be paid by Daewoong within thirty (30) days upon receipt by Daewoong of such invoice and acceptance by Daewoong of the applicable Product shipment by wire transfer on a bank account designated by Ampio. All payments to Ampio shall be in US Dollars.

10 Representations, Warranties and Covenants; Disclaimer

10.1 No Representation of Success. Ampio does not warrant that Daewoong can successfully develop, obtain Regulatory Approvals for, or market the Products in the Territory by using and relying upon the Ampio Patents, the Ampio Know-How and the Ampio Regulatory Documentation supplied by Ampio hereunder and further that, except as expressly provided in Section 10.2, the Ampio Patents, the Ampio Know-How and the Ampio Regulatory Documentation has not any defect.

10.2 Ampio Representations, Warranties and Covenants. Ampio covenants, and represents and warrants to Daewoong as of the Effective Date, that:

(a) Ampio is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

License, Development and Commercialization Agreement between Ampio and Daewoong

(b) Ampio has full right and authority to use the Ampio Patents, the Ampio Know-How and the Ampio Regulatory Documentation and to enter into this Agreement and to grant the licenses to Daewoong as herein described.

(c) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Ampio enforceable against Ampio in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(d) The execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Ampio is a party, or by which it is bound, nor will it violate any Law applicable to Ampio.

(e) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Ampio in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(f) Ampio has not granted as of the Effective Date, and will not grant during the term of this Agreement, any licenses to any Affiliate or Third Party under the Ampio Patents, Ampio Know-How or Ampio Regulatory Documentation which would conflict with the licenses granted to Daewoong hereunder.

10.3 Daewoong Representations and Warranties. Daewoong covenants, and represents and warrants to Ampio as of the Effective Date, that:

(a) Daewoong is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction in which it is incorporated and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Daewoong enforceable against Daewoong in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Daewoong is a party, or by which it is bound, nor will it violate any Law applicable to Daewoong.

License, Development and Commercialization Agreement between Ampio and Daewoong

(d) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Daewoong in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) Daewoong has not as of the Effective Date knowingly performed any acts that are inconsistent with the terms and purposes of this Agreement.

(f) Daewoong warrants that any sublicense granted hereunder by Daewoong or any Sublicensee shall be subject to the terms and conditions of this Agreement.

(g) Daewoong has undertaken the investigation and has evaluated documents and information as practically it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Daewoong agrees to enter into this Agreement in the terms and conditions herein on the Effective Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Ampio or their Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement, Daewoong acknowledges that Ampio is making no representation or warranty with respect to any Ampio Know-How, Ampio Patent or Ampio Regulatory Documentation licensed to Daewoong hereunder.

10.4 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY OF THE MATERIALS, INFORMATION, SERVICES OR LICENSES PROVIDED PURSUANT TO THIS AGREEMENT.

10.5 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and Third Party contractors provided, however, that each Party shall remain responsible and liable for the performance by its Affiliates and Third Party contractors and shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection with such performance.

License, Development and Commercialization Agreement between Ampio and Daewoong

11 Intellectual Property

11.1 Ownership of Inventions; Assignment. Each Party shall own all right, title, and interest in and to any inventions made solely by such Party’s employees, agents, independent contractors and sublicensees in the course of conducting its activities under this Agreement during the Term, together with all intellectual property rights therein, including any rights to applications or other protections for any of the foregoing. The Parties shall jointly own all inventions made jointly by the employees, agents, independent contractors or sublicensees of each Party, in accordance with joint ownership interests of co-inventors under U.S. patent laws (that is, each Party shall have full rights to license, assign and exploit such joint inventions (and any patents arising therefrom) anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party), subject to the licenses granted herein and subject to any other intellectual property held by such other Party; provided, however, that Daewoong shall not have the right to practice any jointly owned invention in any activities related to a product that competes with the Product. The Parties shall determine which Party will file, prosecute and maintain the Patents claiming or covering such jointly owned inventions. Inventorship shall be determined in accordance with U.S. patent laws. Notwithstanding the foregoing, Daewoong agrees to assign and hereby assigns and transfers to Ampio all of its right, title and interest in and to any such solely owned or jointly owned inventions that relate to the composition of matter, manufacture or use of the Product (“Product Inventions”), and agrees to take, and to cause its employees, agents, consultants and sublicensees to take, all further acts reasonably required to evidence such assignment and transfer to Ampio, at Ampio’s reasonable expense. Daewoong hereby appoints Ampio as its attorney-in-fact to sign such documents as Ampio deems necessary for Ampio to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of such Product Inventions if Ampio is unable, after reasonable inquiry, to obtain Daewoong’s (or its employee’s or agent’s) signature on such a document. Daewoong hereby waives, on behalf of itself, its parent, subsidiaries, Affiliates and partners as well as all of its employees and independent contractors, any rights of first refusal it, he, or she may have with respect to any contemplated technology transfer, in whole or in part, of the Product Inventions or any related patent, patent application, copyright or copyright application related thereto as well as any right accorded to it, him, or her, by statute or otherwise, to use any Product Invention or any Patent or copyright related thereto. All Patents claiming or covering any Product Invention shall be referred to herein as “Product Patents.”

11.2 Disclosure of Inventions. Daewoong shall, and shall cause its Third Party Subcontractors, Affiliates and Sublicensees to, promptly disclose to Ampio any invention disclosures, or other similar documents, submitted to it by its employees, agents, consultants or independent contractors describing inventions that may be Product Inventions, and all Information relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent with respect to such invention.

License, Development and Commercialization Agreement between Ampio and Daewoong

11.3 Prosecution of Patents.

(a) Ampio shall have the sole right to prepare, file, prosecute and maintain the Ampio Patents at Ampio’s own costs and expenses. If Ampio determines in its sole discretion to abandon all claims in any Ampio Patent in the Territory, then Ampio shall provide Daewoong with written notice of such determination within a period of time reasonably necessary to allow Daewoong to determine its interest in such Ampio Patent(s). In the event Daewoong provides written notice expressing its interest in obtaining such Ampio Patent(s), Ampio shall assign and transfer to Daewoong the ownership of, and interest in, such Ampio Patent(s) in the Territory, such transfer to be at Daewoong’s reasonable expense (but without payment to Ampio). Thereafter, Daewoong shall bear all of the costs of preparation, filing, prosecution and maintenance of such assigned and transferred Patents, which shall not be treated as Ampio Patents and shall be treated as Daewoong Patents, and Daewoong may prosecute such Daewoong Patents at its sole discretion; provided, however, in the event that Daewoong decides to abandon or not maintain any such Patent(s), Daewoong shall promptly provide Ampio with written notice of such decision.

(b) Daewoong shall be solely responsible to file, prosecute and maintain Daewoong Patents. With respect to Daewoong Patents under which Ampio receives a license pursuant to Section 2.2 hereof, Daewoong shall provide Ampio reasonable opportunity to review and comment on such prosecution efforts regarding such Daewoong Patents, including by providing Ampio with a copy of material communications from any patent authority in the Territory regarding such Daewoong Patent(s), and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Daewoong shall reasonably consider such comments by Ampio in connection with the prosecution of Daewoong Patents.

11.4 Patent Term Extensions in the Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Ampio Patents and Daewoong Patents in the Territory the Parties should seek Patent Term Extensions in the Territory. Ampio, in the case of the Ampio Patents, and Daewoong in the case of the Daewoong Patents, shall have the final decision-making authority with respect to applying for any such Patent Term Extensions in the Territory, and will act with reasonable promptness in light of the development stage of the Product to apply for any such Patent Term Extensions, where it so elects; provided, however, that if only one such Patent can obtain a Patent Term Extension, then the Parties will consult in good faith to determine which such Patent should be the subject of efforts to obtain a Patent Term Extension, and in any event Ampio’s decision on such matter will control in the case of a disagreement. The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, for example and without limitation, by making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks Patent Term Extensions pursuant to this Section 11.4 shall be entirely borne by such Party.

License, Development and Commercialization Agreement between Ampio and Daewoong

11.5 Infringement of Patents by Third Parties.

(a) Each Party shall promptly notify the other Party in writing of any existing or threatened infringement in the Territory of the Ampio Patents or Daewoong Patents of which it becomes aware, and shall provide all evidence in such Party’s possession demonstrating such infringement.

(b) If a Third Party infringes any Ampio Patent in the Territory by making, using, importing, offering for sale or selling the Product or a competitive product in the Field (a “Product Infringement”), each Party shall share with the other Party all Information available to it regarding such alleged infringement. Ampio shall have the sole and exclusive right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement in the Territory. Daewoong shall provide to Ampio reasonable assistance in such enforcement, at Ampio’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. Ampio shall keep Daewoong regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Daewoong’s comments on any such efforts, and shall seek consent of Daewoong in any important aspects of such enforcement, including determination of litigation strategy and filing of important papers to the competent court, which shall not be unreasonably withheld or delayed. Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 11.5(b). Daewoong shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but Daewoong shall at all times cooperate fully with Ampio bringing such action.

(c) If Ampio, in its sole discretion, determines not to exercise its right to bring an action against Product Infringement in the Territory, Daewoong shall be entitled to do so. Ampio shall provide to Daewoong reasonable assistance in such enforcement, at Daewoong’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. Daewoong shall keep Ampio regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Ampio’s comments on any such efforts, and shall seek consent of Ampio in any important aspects of such enforcement, including determination of litigation strategy and filing of important papers to the competent court, which shall not be unreasonably withheld or delayed. Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 11.5(c). Ampio shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but Ampio shall at all times cooperate fully with Daewoong bringing such action.

License, Development and Commercialization Agreement between Ampio and Daewoong

(d) For any and all infringement of any Daewoong Patent anywhere in the Territory, Daewoong shall have the sole and exclusive right, but not the obligation, to bring, at Daewoong’s expense and in its sole control, an appropriate suit or other action against any person or entity engaged in such infringement of the Daewoong Patent.

(e) Daewoong shall not settle any claim, suit or action that it brought under this Section 11.5 involving Ampio Patents without the prior written consent of Ampio, which consent shall not be unreasonably withheld or delayed; provided that Ampio shall have the sole discretion to withhold consent in the event it determines that such settlement would restrict in any material respect the scope of the Ampio Patents or its rights or interests therein.

(f) If either Party recovers monetary damages from any Third Party in a suit or action brought hereunder with respect to Ampio Patents or Daewoong Patents, including in a settlement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be split as follows: (i) the portion of such amounts that represents recovery for lost sales in the Territory shall be retained by Daewoong and treated as Net Sales, on which Daewoong shall make a transfer price payment, and (ii) any remaining amounts shall be retained by the Party bring such suit or action.

11.6 Infringement of Third Party Rights in the Territory.

(a) If any Product used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into an “identity of interest agreement” wherein such Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.

License, Development and Commercialization Agreement between Ampio and Daewoong

(b) Daewoong shall have the first right, but not the obligation, to defend any such Third Party threatened or asserted claim of infringement of a Patent as described in Section 11.6(a) above, at Daewoong’s expense. If Daewoong does not commence actions to defend such claim within thirty (30) days after it receives notice thereof (or within thirty (30) days after it should have given notice thereof to Ampio as required by Section 11.6(a)), then to the extent allowed by applicable Laws, Ampio shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at Ampio’s expense. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim or assertion, including, if required to conduct such defense, furnishing a power of attorney.

(c) Each Party shall have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party shall provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party shall take into account reasonable requests of the participating Party regarding such enforcement or defense.

(d) Neither Party shall enter into any settlement of any claim described in this Section 11.6 that affects the other Party’s rights or interests or the scope of any Ampio Patent and/or Daewoong Patent in any material respect without such other Party’s written consent. Each Party shall have the right to decline to defend or to tender defense of any such claim to the other Party upon reasonable notice, including if the other Party fails to agree to a settlement that such Party proposes. If a Party desires to take a license under any applicable Third Party intellectual property rights for the purpose of Developing or Commercializing the Product in the Field, then such Party shall submit the terms of such license to the JSC for review and approval. Any such license agreement will require the applicable Third Party to grant licenses to both Daewoong and Ampio for performing their respective obligations and exercising their respective rights in the Territory under this Agreement, will contain a release of any liabilities accrued prior to the effective date of such license agreement, and will be subject to the mutual agreement of the Parties.

11.7 Patent Marking. Daewoong (or its Affiliate or Sublicensees) shall mark Product marketed and sold by Daewoong (or its Affiliate or Sublicensees) hereunder with appropriate patent numbers or indicia.

License, Development and Commercialization Agreement between Ampio and Daewoong

11.8 Patent Oppositions and Other Proceedings.

(a) Daewoong shall be prohibited from initiating or requesting any interference or opposition proceeding with respect to, or making, filing or maintaining any claim to challenge the validity, infringement or enforceability of, any Ampio Patent.

(b) If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party and having one or more claims that covers the Product, or the use, sale, offer for sale or importation of the Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 11.6, in which case the provisions of Section 11.6 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. Daewoong shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control any such action in the Territory. If Daewoong does not bring such an action in the Territory, within ninety (90) days of notification thereof pursuant to this Section 11.8(b) (or earlier, if required by the nature of the proceeding), then Ampio shall have the right, but not the obligation, to bring, at Ampio’s sole expense, such action. The Party not bringing an action under this Section 11.8(b) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action. Any awards or amounts received in bringing any such action shall be retained by the Party initiating such action.

(c) If any Ampio Patent or Daewoong Patent or Patent Term Extension related thereto becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 11.5, in which case the provisions of Section 11.5 shall govern), then the Party responsible for filing, preparing, prosecuting and maintaining such Patent or Patent Term Extension as set forth in Sections 11.3 or 11.4 hereof shall control such defense at its own cost and expense. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under applicable Laws, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have the right to assume defense of such Third-Party action at its own expense. Any awards or amounts received in defending any such Third-Party action shall be allocated between the Parties as provided in Section 11.5(f).

License, Development and Commercialization Agreement between Ampio and Daewoong

11.9 Compendial Listing and Register of Exclusive License. Upon request of Daewoong, Ampio shall cooperate with Daewoong to (i) file appropriate information with the applicable Regulatory Authority listing any Ampio Patents in the patent listing source in the Territory that is equivalent or similar to the Orange Book in the U.S., if any, and (ii) register Daewoong’s license granted hereunder to the applicable Regulatory Authority, a patent and trademark office or other relevant governmental agency or offices in the Territory, if any.

12 Confidentiality/Publications

12.1 Confidentiality. Subject to any other provisions of this Agreement, each Party (the ”Receiving Party”), for itself and its Affiliates and their (direct and indirect) licensees and Sublicensees, agrees that it shall, during the term of this Agreement and for a period of five (5) years thereafter or ten (10) years from the Effective Date, whichever is longer, (i) hold in confidence using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value the Confidential Information received before or after the Effective Date from the other Party (the “Disclosing Party”), (ii) not disclose such Confidential Information to any Third Party, except for those disclosures expressly permitted in this Section 12 below, and (iii) not use such Confidential Information for any purpose other than the purposes expressly permitted by this Agreement, without first obtaining the prior written consent of the Disclosing Party, except as follows:

(a) such Confidential Information is a part of the public domain, or is known to the Receiving Party or any of its Affiliates without any obligation to keep it confidential, prior to its disclosure by the Disclosing Party to the Receiving Party hereunder; or

(b) such Confidential Information becomes a part of the public domain after its disclosure by the Disclosing Party to the Receiving Party hereunder without any breach by the Receiving Party of this Agreement; or

(c) such Confidential Information which the Receiving Party can demonstrate that it has been independently developed either prior to its disclosure by the Disclosing Party to the Receiving Party hereunder or without the use of Confidential Information of the Disclosing Party; or

(d) such Confidential Information is disclosed to the Receiving Party by a Third Party who has the right to make such disclosure; or

(e) such Confidential Information is required to be disclosed by Law.

License, Development and Commercialization Agreement between Ampio and Daewoong

12.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is for a permitted purpose and is reasonably necessary in the following instances:

(a) filing or prosecuting Patents;

(b) as part of or in support of Regulatory Filings (provided that such Party has the right to use the Confidential Information for such purpose under Section 2.1;

(c) in prosecuting or defending litigation;

(d) in order to comply with applicable non-patent Laws (including the rules and regulations of the Securities and Exchange Commission (the ”SEC”) or any other national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and

(e) disclosure, solely on a “need to know basis”, to Affiliates, potential and existing collaborators (including Sublicensees), permitted acquirers or assignees under Section 21, subcontractors, investment bankers, investors and lenders, and their and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 12 (other than potential and existing investors and lenders of Daewoong, with respect to which Daewoong shall use commercially reasonable efforts to be so bound); provided, however, that the Receiving Party shall remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 12.2(e) to treat such Confidential Information as required under this Section 12.

If and whenever any Confidential Information is disclosed in accordance with this Section 12.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and other than with respect to Section 12.2(e), the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 12.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate in keeping with the terms of this Agreement to protect the confidentiality of the subject Confidential Information.

12.3 Terms of this Agreement. The Parties shall treat the terms of this Agreement as Confidential Information of both Parties.

License, Development and Commercialization Agreement between Ampio and Daewoong

12.4 Relationship to Confidentiality Agreement. This Agreement supersedes the Mutual CDA, provided that all “Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

12.5 Publications. If either Party wishes to publish any information, data or results regarding Tramadol or Products in written, oral or other form in any scientific journals or scientific conferences, a manuscript of the proposed publication shall first be sent to the other Party at least thirty (30) days in advance of such publication for review. Unless the reviewing Party informs the other in writing during this thirty (30) day period that the proposed publication must be delayed in order to protect a patentable invention or changed to avoid disclosure of Confidential Information of the Reviewing Party, the other Party shall be free to publish such results without restriction. In the event that a delay of the proposed publication is required, the other Party shall withhold such submission for publication for one additional period, up to sixty (60) days, or such other period as the Parties may mutually agree.

13 Term and Termination

13.1 Term. This Agreement shall become effective on the Effective Date. Unless sooner terminated in accordance with any other provision of this Agreement, the term of this Agreement shall expire on the tenth anniversary of the date of the First Commercial Sale by Daewoong of the first Product in the Territory (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for successive periods of two (2) years. Either Party shall have the right to terminate this Agreement at the end of the Initial Term or at the end of any two (2) year renewal term by sending to the other Party a written notice of such termination at least ninety (90) days prior to the expiration of such Initial Term or renewal term as the case may be.

13.2 Termination by Either Party. Notwithstanding the stipulation in Section 13.1, either Party may terminate this Agreement upon the occurrence of any of the following itemized events:

(a) Such Party notifies the other Party of the fact of material default or breach of any material provision in this Agreement by the notified Party, and the notified Party fails to take corrective measures to mitigate or cure such default or breach within sixty (60) days from the date of notification; or

(b) The other Party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, solvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such other Party shall be a party to its dissolution or liquidation, or if such other Party shall make an assignment for the benefit of creditors.

License, Development and Commercialization Agreement between Ampio and Daewoong

14 Effects of Termination or Expiration

14.1 Survival. Expiration or termination of this Agreement for any reason shall be without prejudice to:

(a) the obligations of confidentiality provided for in Section 12 shall survive;

(b) the Parties’ right to receive all payments accrued under this Agreement;

(c) Ampio’s right of inspecting books and account of Daewoong and its Affiliates and Sublicensees pursuant to Article 9;

(d) the rights and ownership in any Patents, Know-How and Regulatory Documentation the respective Party has obtained prior to expiration or termination of this Agreement;

(e) Ampio’s rights provided for in Section 2.2 shall survive and be co-exclusive, perpetual, irrevocable, royalty-free and fully paid-up; and

(f) any other rights or remedies which either Party may then or thereafter have hereunder or at law or in equity or otherwise.

In addition to the foregoing, the following provisions shall survive expiration or termination of this Agreement for any reason and shall continue in full force and effect: Sections 1, 2.4, 4, 6.4, 7, 10, 11, 12, 14 and 15-27. Unless otherwise provided in this Section 14 and elsewhere herein, the license grants contained in Sections 2.1 (except as otherwise provided in Section 2.3(b)), and all other licenses and other rights and obligations hereunder, shall terminate upon termination of this Agreement.

14.2 Adverse Termination Consequences for Daewoong. Upon termination of this Agreement for any reason, Daewoong, its Affiliates and Terminated Sublicensees shall cease use of the Ampio Patents, Ampio Know-How and the Ampio Regulatory Documentation. In addition, Daewoong shall destroy or return (with confirmation letter to Ampio upon request) to Ampio any and all Ampio Know-How and Ampio Regulatory Documentation in the possession of Daewoong, its Affiliates and Terminated Sublicensees, without delay, with the exception that each of Daewoong and its Affiliates and Terminated Sublicensees may keep one copy for its legal files. Furthermore, upon termination of this Agreement by Ampio under Section 13.2, Daewoong hereby grants to Ampio, effective only upon such termination, a fully paid-up (except as provided below) worldwide non-exclusive license, with the right to sublicense, under the Daewoong Patents, Daewoong Know How and Daewoong Regulatory Documentation, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import and have imported Tramadol and/or Products.

License, Development and Commercialization Agreement between Ampio and Daewoong

14.3 Inventory Sell-Off. Upon termination of this Agreement for any reason, Daewoong shall notify Ampio of the amount of Tramadol and Products Daewoong and its Affiliates and Sublicensees then have on hand, and, if they so wish, Daewoong and its Affiliates and Sublicensees shall thereupon be permitted to sell that amount of Tramadol and Products.

14.4 Transfer of Regulatory Approvals. Upon termination of this Agreement by Ampio under Section 13.2, Daewoong shall, and shall cause its Affiliates and any Terminated Sublicensees to, upon Ampio’s request, transfer to Ampio and/or its Affiliates and/or any Third Party appointed by Ampio (hereinafter referred to as “Transferee”) with reasonable assistance, excluding financial assistance, to the extent permissible under the Laws of the Territory, the Regulatory Approvals which Daewoong or its Affiliates or Terminated Sublicensees have with respect to the Products in the Territory, in each case subject to all licenses granted by any of them (whether or not in effect) to any Surviving Sublicensees and further subject to the royalty obligations (if any) set forth in Section 14.2. Such assistance shall include, among others, an authorization by Daewoong or its Affiliates or Terminated Sublicensees given to the Transferee to access to the Regulatory Approvals filed by Daewoong or its Affiliates or Terminated Sublicensees with the Regulatory Authorities with respect to the Products in the Territory (e.g., Regulatory Filings), the provision by Daewoong, if necessary, to the Transferee of the Daewoong Know-How and such other acts which the Transferee may reasonably request Daewoong in order to transfer such Regulatory Approvals with respect to the Products in the Territory, subject in all cases to such licenses held by the Surviving Sublicensees.

15 Announcement

No public announcement concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be required by Law or as may be required for recording purposes or as permitted by Section 12.2, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. Other than with respect to Section 12.2(e), the Party desiring to make any such public announcement shall inform the other Party of the proposed announcement in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to review, comment upon and approve such announcement, which such approval shall not be unreasonably withheld or delayed. It is the intention of the Parties to issue a press release upon signing this Agreement.

16 Governing Law

The formation, validity and performance of this Agreement shall be governed by and interpreted in accordance with the internal substantive laws of the State of Delaware, without giving effect to any choice of law rules in the State of Delaware or elsewhere.

License, Development and Commercialization Agreement between Ampio and Daewoong

17 Dispute Resolution

17.1 Organization Resolution. The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within sixty (60) days of receipt of the written notice by the other Party, such Dispute shall be referred to a senior executive of Daewoong and Ampio, who will use their good faith efforts to resolve the Dispute within thirty (30) days after it was referred to them. If the senior executives are unable to resolve the Dispute, the Parties shall refer the Dispute to arbitration as provided for in Section 17.2.

17.2 Jurisdiction by Agreement. Any Dispute that is not resolved as provided in Section 17.1, whether before or after termination of this Agreement, shall be submitted exclusively for resolution to arbitration administrated by the International Chamber of Commerce (“ICC”) and be finally settled in accordance with the Rules of International Conciliation and Arbitration of ICC. The arbitration shall be subject to the governing law set forth in Section 16, shall be held in New York, New York, in front of a panel of three (3) arbitrators, shall be conducted in the English language, shall be final and binding determination of the Dispute and not subject to judicial review, and shall not include any award of damages expressly prohibited by Section 17.3, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction over the liable Party. Except for Disputes the resolution of which require the arbitration of material rights of any Third Party, this Section 17.2 shall be the exclusive remedy with respect to any Dispute for either Party or their Affiliates, provided that this Section 17 shall not restrict the Parties’ rights to seek preliminary injunctive relief before a court of any jurisdiction.

17.3 Consequential Damages. Neither Party hereto will be liable for special, incidental, indirect, punitive, exemplary or consequential damages arising out of this Agreement or performance of its obligations hereunder or the exercise of its rights hereunder, including lost profits, anticipated profit, lost goodwill, lost revenue, lost contracts, and lost opportunity arising from or relating to any breach of this Agreement, regardless of the causes of action or theories of liability alleged any notice of such damages. Nothing in this Section 17.3 is intended to limit or restrict the indemnification rights or obligations of either Party under Section 20.

License, Development and Commercialization Agreement between Ampio and Daewoong

18 Notices

18.1 Any notice required to be given under this Agreement shall be given in the English language by sending such notices by postage-prepaid registered airmail or an internationally recognized overnight courier service addressed to the other Party at the address listed below:

For Ampio:

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

Attention: Bruce G. Miller and Don Wingerter

With a required copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attn: Lawrence Wittenberg, Esq.

For Daewoong:

Daewoong Pharmaceuticals Co., Ltd

163-3 Samsungdong, Kangnam-gu

Seoul, Republic of Korea

Attention:

Either Party may notify the other Party of a different address to receive the other Party’s notices in accordance with the manner described in this Section 18.

18.2 In the case where any notice is sent by airmail, such notice shall be sent return receipt requested and is deemed to be received by the other Party upon endorsement, by an employee or agent of the other Party of such receipt.

19 Force Majeure

19.1 Neither Party shall be liable for any failure to perform as required by this Agreement if such failure is due to circumstances reasonably beyond the control of such Party, including requisition or interference by any government, state or local authorities, war, riots, civil disturbances, terrorism, strikes or other labour disputes, accidents, failure to secure required governmental approval, civil disorders or acts of aggression, acts of God, energy or other conservation shortages, plague or other such occurrences (“Force Majeure”).

19.2 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance shall be suspended during, but not longer than, the continuance of such circumstances.

19.3 Either Party hereto whose performance of obligations has been hindered by reason of Force Majeure shall, to the extent possible, inform the other Party immediately, and shall use reasonable efforts to overcome the effect of the Force Majeure.

License, Development and Commercialization Agreement between Ampio and Daewoong

20 Indemnification and Insurance

20.1 Ampio shall defend, indemnify and hold harmless Daewoong and its Affiliates and Sublicensees, and their officers, directors, employees, agents, distributors and suppliers, and their respective successors, assigns, heirs and representatives (collectively, ”Daewoong Indemnitees”) from and against all liabilities, damages, losses, suits, proceedings, actions, claims, judgments and costs and expenses (including legal fees and expenses) resulting from any Third Party claim made or suit brought (collectively, ”Losses”) to the extent the same is arising from or related to:

(a) Ampio’s material breach of any term of this Agreement (including any express representation or warranty made herein),

(b) the negligence, recklessness or willful misconduct or fraud on the part of Ampio or any of its Affiliates, or Ampio Licensees or any of their respective officers, directors, employees, agents, distributors and suppliers, or any of their respective successors, assigns, heirs or representatives with respect to Tramadol or Products supplied by Ampio or in the performance of Ampio’s obligations or exercise of Ampio’s rights under this Agreement,

(c) any actual or alleged violation of Law (other than any patent or other intellectual property Laws) in the performance of Ampio’s obligations or exercise of Ampio’s rights under this Agreement,

(d) any product liability claim related to Tramadol or Products manufactured, used or sold by any of Ampio or its Affiliates or Ampio Licensees or any of their respective successors, assigns, heirs or representatives. prior to the Effective Date or during the term of this Agreement or after termination or expiration of this Agreement, and any product liability claim related to Tramadol or Products arising from manufacturing Tramadol or Products supplied to Daewoong hereunder, including (i) non conformance of Tramadol or Products to Tramadol specifications and (ii) non manufacture of Tramadol or Products according to cGMP, or

(e) any claim of infringement or misappropriation of a Third Party’s patent, copyright, trade secret or trademark right, or any other intellectual property right arising from the development, registration, manufacture, marketing, promotion, distribution, importation, offer for sale or sale or other commercialization of Tramadol or Products, or chemical agents for making or using the same, by any of Ampio or its Affiliates or Ampio Licensees or any of their respective successors, assigns, heirs or representatives.

However, Ampio shall not be required to indemnify any Daewoong Indemnitee to the extent that any such claims or suits arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of any Daewoong Indemnitees.

License, Development and Commercialization Agreement between Ampio and Daewoong

20.2 Daewoong shall defend, indemnify and hold harmless Ampio or any of its Affiliates, or Ampio Licensees or any of their respective officers, directors, employees, agents, distributors and suppliers, or any of their respective successors, assigns, heirs or representatives (collectively, “Ampio Indemnitees”) from and against all Losses to the extent the same is arising from:

(a) Daewoong’s material breach of any term of this Agreement (including any express representation or warranty made herein),

(b) the negligence, recklessness or willful misconduct or fraud on the part of any Daewoong Indemnitee with respect to the Product produced by Daewoong or in the performance of Daewoong’s obligations or exercise of Daewoong’s rights under this Agreement,

(c) any actual or alleged violation of Law (other than any patent or other intellectual property Laws) in the performance of Daewoong’s obligations or exercise of Daewoong’s rights under this Agreement,

(d) any product liability claim related to Tramadol or Product manufactured, used or sold by any Daewoong or its Affiliates or Sublicensees or any of their respective successors, assigns, heirs or representatives during the term of this Agreement or after termination or expiration of this Agreement, unless and to the extent such claim arose out of or resulted from (i) non conformance of Tramadol or Products supplied by Ampio to Tramadol specifications or (ii) non manufacture of Tramadol or Products supplied by Ampio or any of its Affiliates according to cGMP, or

(e) use of any data from any clinical studies conducted by or on behalf of Ampio or Ampio Licensees;

(f) any claim of infringement or misappropriation of a Third Party’s patent, copyright, trade secret or trademark right, or any other intellectual property right arising from the development, registration, manufacture, marketing, promotion, distribution, importation, offer for sale or sale or other commercialization of Tramadol or Product, or chemical agents for making or using the same, by any of Daewoong or its Affiliates or Sublicensees or any of their respective successors, assigns, heirs or representatives.

However, Daewoong shall not be required to indemnify any Ampio Indemnitee to the extent that any such claims or suits arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of any Ampio Indemnitee.

License, Development and Commercialization Agreement between Ampio and Daewoong

20.3 Indemnification Procedures. A Party which intends to claim indemnification under Section 20.1 or 20.2 (the ”Indemnitee”) will promptly notify the other Party (the “Indemnitor”) in writing of any claim, suit, proceeding or action in respect of which the Indemnitee or any of the other Ampio Indemnitees or Daewoong Indemnitees, as applicable, intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defence, compromise or settlement of any such claim (provided that no settlement of any claim will include any admission of wrongdoing on the part of an Indemnitee or the other Ampio Indemnitees or Daewoong Indemnitees, as applicable, or materially and adversely effect the rights of the Indemnitee or the other Ampio Indemnitees or Daewoong Indemnitees, as applicable, in each case without the prior written consent of such Indemnitee, which such consent will not be unreasonably withheld or delayed). The Indemnitor may, at its own expense, employ legal counsel to defend the claim at issue. The Indemnitee may, in its sole discretion and at its own expense, employ legal counsel to represent it and the other Ampio Indemnitees or Daewoong Indemnitees, as applicable (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee will be required to confer and cooperate with such counsel of the Indemnitor in such defence, compromise or settlement for the purpose of informing and sharing information with the Indemnitor. The Indemnitee will, at its own expense, make available to Indemnitor those Ampio Indemnitees or Daewoong Indemnitees, as applicable, whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating, defending or settling any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee or the other Ampio Indemnitees or Daewoong Indemnitees, as applicable; and will otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defence of such claim.

20.4 Insurance. Both Parties will procure and maintain adequate insurance in order to be able to cover claims under this Agreement. Upon request, each Party shall provide proof of adequate coverage to the other Party.

21 Non-assignability

This Agreement is personal to the Parties hereto and shall not be assignable to any Third Party by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that any Party may assign this Agreement in full to an Affiliate of such Party without prior written consent, but with prior written notice, and provided, further, that any Party may assign this Agreement to any entity with which such Party may merge or consolidate (or engage in some other form of corporate combination), or to which it may transfer all or substantially all of its assets to which this Agreement relates. All successors and permitted assignees of a Party shall be subject to, and will be bound by, all the terms and conditions of this Agreement. Any attempted assignment made contrary to the provisions hereof will be void. This Agreement shall inure to the benefit of and be binding on the Parties’ successors, permitted assigns and legal representatives.

License, Development and Commercialization Agreement between Ampio and Daewoong

22 Language

22.1 This text of this Agreement in the English language shall be the original text, and any text in another language, even if such a text is made by translation of the text in English language or prepared by any of the Parties hereto for the purpose of its own convenience, shall have no meaning for any purpose between the Parties hereto.

22.2 Any information to be provided under this Agreement, including any Know-How, shall be provided in the English language. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words ”herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

23 Entire Agreement

This Agreement (together with the Exhibits attached hereto and the Development Plan) shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

24 Separability

24.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

24.2 If any of the terms or provisions of this Agreement are in conflict with any applicable Law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such Law. The Parties shall make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

25 Independent Contractors; No Partnership

The Parties hereto are independent contractors. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities performing a contract, and nothing contained in this Agreement is to be construed or implied or deemed to create an agency, partnership, joint venture or an employee/employer relationship between Daewoong and Ampio. This Agreement is not, and will not be deemed to be, a partnership agreement or joint venture agreement, expressly or by implication. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

License, Development and Commercialization Agreement between Ampio and Daewoong

26 Amendment and Waiver

The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding on either Party only if memorized by a written instrument that explicitly refers to this Agreement and is duly executed by both Parties hereto. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any nonaction of any provision hereof shall not be deemed to be a waiver of any other rights or remedies of such provision or any other provision on such occasion or any succeeding occasion.

27 Counterparts

This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement. Facsimile execution and delivery of this Agreement by the Parties shall be legal, valid and binding execution and delivery of this Agreement for all purposes.

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License, Development and Commercialization Agreement between Ampio and Daewoong

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the Effective Date.

Ampio Pharmaceuticals, Inc.

By:	/s/ DB Wingerter
Name:
Title: CEO

Daewoong Pharmaceuticals Co., Ltd

By:	/s/ Jong Wook Lee
Name: Jong Wook Lee
Title: President & CEO

License, Development and Commercialization Agreement between Ampio and Daewoong

EXHIBIT 1.5

AMPIO PATENTS

To be provided within 15 days after the Effective Date.

License, Development and Commercialization Agreement between Ampio and Daewoong

EXHIBIT 1.18

DAEWOONG PATENTS

To be provided within 15 days after the Effective Date.

License, Development and Commercialization Agreement between Ampio and Daewoong

EXHIBIT 3.1

AMPIO KNOW-HOW AND AMPIO REGULATORY DOCUMENTATION

Within sixty (60) days after the Effective Date of this Agreement, Ampio shall disclose or make available to Daewoong copies of all of the Ampio Know-How and Ampio Regulatory Documentation, including the following Ampio Know-How and Ampio Regulatory Documentation:

1. Trial Master File (“TMF”) for “A Randomized, Double-blind, Placebo-Controlled, Multi-Center Study to Evaluate the Efficacy and Safety of Two Doses of Tramadol Hydrochloride Orally Disintegrating Tablets In Male Subjects with Premature Ejaculation” (“Study”), Sponsors Protocol codes: BVF-324.301 and BVF-324.302, as received by Ampio from Kendle International, including:

Protocol Summaries and Synopses

Protocol Amendments

ICF/SIS - Study Templates

Q-A Logs

QC Documentation

Case Report Forms and Amendments

eCRF Completion Guidelines

Recruitment Materials

Source Document Templates

Investigator Brochure

Certificates of Analysis

Correspondence

Clinical Study Reports

Audit Certificates

Regulatory Authority Documents

Translations, translation certificates & checklists

Country Documentation

Central Ethics Committee Documentation

Final Statistical Analysis Plan

Investigational Medicinal Product Dossier

Bioequivalence Study

Alcohol Interference Study

2. SAS datasets with safety and efficacy data for “A Randomized, Double-blind, Placebo-Controlled, Multi-Center Study to Evaluate the Efficacy and Safety of Two Doses of Tramadol Hydrochloride Orally Disintegrating Tablets In Male Subjects with Premature Ejaculation” (“Study”), Sponsors Protocol Codes: BVF-324.301 and BVF-324.302, as received by Ampio from Kendle International.

License, Development and Commercialization Agreement between Ampio and Daewoong